UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 17, 2014
PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-1687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania		15272
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(412) 434-3131

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 17, 2014, the Board of Directors of PPG Industries, Inc. (the “Company”) approved amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”). The amendments took effect immediately upon approval by the Board of Directors. The following is a summary of the amendments:

Meetings of Shareholders (Article I). The amendments update the advance notice procedures in Article I of the Bylaws that govern the process by which shareholders can nominate directors and propose other business for consideration at meetings of shareholders. Among other things, the amendments: (a) allow the presiding officer of a meeting of shareholders to determine whether a nomination or other business proposed to be brought before the meeting was made or proposed in accordance with the requirements of the Bylaws; (b) clarify that nominations are only valid for meetings where the Board of Directors has determined that directors will be elected; (c) require additional specificity in a shareholder’s notice to the Company, including information about the nominee that would be required to be included in a proxy statement, a description of any material relationship between the nominee and the shareholder making the nomination, and the text of any proposal to be brought before the meeting; (d) require information in the notice about Company shares held by certain affiliates and associates of the shareholder and about derivative, hedging or other transactions involving shares held by these parties or by the shareholder; (e) require that information about a nominee or other business proposed to be brought before the meeting be updated in the days prior to the meeting; (f) require the nominee to make certain representations to the Company regarding commitments to a third party to vote in a certain manner on questions presented to the Board of Directors and about any compensation or indemnification arrangements with a third party for serving as a director of the Company; and (g) provide the Company with explicit authority to request additional information about director nominees for which notice is given using the advance notice process. In addition, Section 1.8 has been amended to allow the Chairman of the Board or President to adjourn meetings of shareholders, and Section 1.12 has been amended to clarify that with respect to the election of directors the term “majority of the votes cast” includes only votes cast “for” or “against” such director.

Board of Directors (Article II). Section 2.7 has been amended to clarify that the Board of Directors has discretion to determine the type of compensation paid to directors.

Committees (Article III). Section 3.3 has been amended to provide that two members shall constitute a quorum for any committee of the Board of Directors consisting of four members. For a committee consisting of any other number of members, a quorum shall be a majority of the members of the committee.

Officers (Article IV). Section 4.2 has been amended to eliminate the restriction that no person shall hold the position of Chairman of the Board for a period in excess of ten years.

Miscellaneous (Article VIII). New Section 8.4 designates the Pennsylvania Court of Common Pleas of Allegheny County (or the Federal District Court for the Western District of Pennsylvania if the Court of Common Pleas does not have jurisdiction) as the sole and exclusive venue for: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action or proceeding asserting a claim of breach of duty owed by any director, officer, or other employee of the Company to the Company or its shareholders; (c) any action or proceeding asserting a claim against the Company or against any director, officer, or other employee of the Company (i) arising under any provision of the Pennsylvania Associations Code or the Articles of Incorporation, or Bylaws of the Company or (ii) governed by the internal affairs doctrine; and (d) any other action or proceeding under the Pennsylvania Associations Code with respect to which the Associations Code provides that the court may or shall hear or determine the action or proceeding.

In addition to the amendments described above, the Bylaws include revisions to enhance clarity, remove gender specific language, technical corrections and other non-substantive changes.

The preceding is qualified in its entirety by reference to the Company’s Amended and Restated Bylaws, as amended on July 17, 2014, which are attached hereto as Exhibit 3.1 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Bylaws of PPG Industries, Inc., as amended on July 17, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG INDUSTRIES, INC.
(Registrant)

Date: July 17, 2014	By:	/s/ Charles E. Bunch
Charles E. Bunch
Chairman and Chief Executive Officer